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                                                                   Exhibit 10.20

                              CONSULTING AGREEMENT

      CONSULTING AGREEMENT (the "Consulting Agreement"), dated as of March 31, 2003 (the "Effective Date"), among Collegiate Funding Services, LLC, a Virginia limited liability company (the "Company"), EdPro, LLC, a Mississippi limited liability company ("EdPro"), and Malcolm B. Lightsey ("Lightsey").

                                    RECITALS

      A. The Company is acquiring the business of originating, disbursing and servicing student loans (the "Business") from Lightsey and a corporation Lightsey controls pursuant to the terms of an Asset Purchase Agreement dated as of March 28, 2003 (the "Asset Purchase Agreement"), among the Company, CFS Servicing, LLC (the "Purchaser"), a Delaware limited liability company and a wholly owned subsidiary of the Company, Lightsey and SunTech, Inc., a Mississippi corporation ("SunTech"). Capitalized terms used but not defined herein shall have the meaning set forth in the Asset Purchase Agreement.

      B. The Company desires to retain Lightsey for certain consulting services after the closing of the sale contemplated by the Asset Purchase Agreement. Lightsey represents that he is the sole member and owner of EdPro, a management company. The Company acknowledges that Lightsey, through his relationship with EdPro, will provide consulting services as provided herein. It is acknowledged that all references in this Consulting Agreement to Lightsey providing services or references discussing payment for those services are referring to services provided to the Company through EdPro and all payments for such services will be made directly to EdPro. It is also understood that Lightsey will be providing all the services described herein on behalf of EdPro and that no other person will supply the services. It is also acknowledged that, except as otherwise provided herein, Lightsey will be personally providing all such services and that Lightsey shall provide services only to the Company.

      C. Pursuant to the terms of the Asset Purchase Agreement, the parties have agreed to enter into this Consulting Agreement on the terms and conditions set forth below.

      NOW, THEREFORE, in consideration of the premises and covenants, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged and on the terms and subject to the conditions contained herein, intending to be legally bound, the parties agree as follows:

      1. Consulting Relationship. The Company agrees to retain Lightsey as an independent consultant to the Company and Lightsey accepts such retention. Lightsey agrees to provide the following services (the "Services") to the Company, the Purchaser and their subsidiaries:
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      a.    travel to and communicate with current or prospective clients to handle matters regarding the Business and the Company's capabilities and ensure an orderly transition of Business for existing customers;

      b. assist in communicating the status of the transition to employees of the Business in coordination with the Company;

      c. advise and assist in the development of a detailed integration plan for the Business, a key component of which will be an operating budget for the Business;

      d. advise and assist in the selection of a lead manager of the Business if requested to do so by the Company;

      e. otherwise provide information and knowledge concerning the Business and its contracts, operations, and finances; and

      f. provide such services during normal business hours and complete assignments according to a mutually agreeable schedule. Lightsey does not have to be physically present at SunTech's offices except when his presence is necessary to perform the specific services requested.

In the event that Lightsey shall become physically or mentally disabled such that he is incapable of performing the Services for a period in excess of 180 days, the Services may be provided by another person selected by EdPro and acceptable to the Company in its sole discretion, provided that Joy Lightsey shall be acceptable to the Company.

      2. Term of Engagement. The term of this Consulting Agreement shall be for the initial period commencing on the Closing Date and ending on the second anniversary of the Closing Date (the "Term"), unless Lightsey is earlier terminated as provided in Section 6. This Term may be extended upon the written agreement of the parties.

      3. Compensation. As full compensation for all services to be rendered by Lightsey to the Company and its subsidiaries and affiliates in all capacities during the Term (other than those amounts to which Lightsey may be entitled by virtue of the acquisition of the Business pursuant to the Asset Purchase Agreement), Lightsey shall receive the following compensation and benefits:

      3.1 Fee. The compensation for the services to be rendered hereunder, which the Company agrees to pay or cause to be paid to Lightsey and Lightsey agrees to accept, shall be (a) $1,350,000 for the period commencing upon the Closing Date and ending on the first anniversary of such date, and (b) $1,000,000 for the period commencing on the first anniversary of the Closing Date and ending upon the second anniversary of such date, in each case payable quarterly in arrears. Lightsey shall also be reimbursed for his reasonable and documented out-of-pocket expenses relating to the provision of services (to the extent such services are requested by the Company) hereunder. At the sole and
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absolute discretion of the Company, $250,000 (the "Escrow Amount") of the
compensation which the Company agrees to pay or cause to be paid for the final payment to Lightsey under this Section 3.1(b) shall be (i) placed and held in escrow on behalf of Lightsey and SunTech (the "Sellers" and individually, each "Seller") in accordance with the terms of the Escrow Agreement by and among the Company, Sellers and Wells Fargo Bank Minnesota, N.A., as escrow agent (the "Escrow Agent") which Escrow Amount shall be available for Purchaser in the event that Sellers fail to pay any amounts due as a result of claims for indemnification pursuant to Section 8(b)(iv) of the Asset Purchase Agreement ("Tax Liability"), (ii) retained by Seller to compensate it for any out-of-pocket tax liability it has incurred, or (iii) paid to Lightsey in accordance with this Consulting Agreement. Lightsey agrees to include the Escrow Amount as ordinary income received at the time such amount is paid into escrow. Any and all interest accrued and paid or dividends or similar return accrued after payment of expenses incurred in connection with the investment, reinvestment or sale of the Escrow Amount shall be distributed to Lightsey, in each case payable quarterly in arrears. In the event the Escrow Amount is placed in escrow in accordance with clause (i) above, Purchaser shall instruct the Escrow Agent to deliver to Lightsey the remaining Escrow Amount, if any, on April 15, 2006, except that such Escrow Amount shall be retained by the Escrow Agent in the event that any Seller, individually or together, or the Company or any of its affiliates is being audited with respect to the recharacterization by a governmental authority of any compensation arrangement for services provided to Sellers (the "Audit"), in which case the Escrow Amount, if any, shall be delivered to Lightsey upon resolution of the Audit to the extent there is no liability on the part of the Company or any of its affiliates, and to the Company to the extent of any liability on the part of the Company or any of its affiliates.

      3.2 Insurance Coverage. Lightsey acknowledges that he shall not be an employee of the Company and will not be entitled to participate in any employee benefit plans or other benefits or conditions of employment available to the employees of the Company. In consideration of the foregoing, the Company will make a one-time, lump sum payment to Lightsey as soon as practicable after the execution of this Agreement equal to $25,000, which Lightsey shall promptly use to purchase a life and/or disability insurance policy. Taxes. It is intended that the fees paid and payments made hereunder shall constitute revenues to Lightsey. To the extent consistent with applicable law, the Company will not withhold any amounts therefrom as federal income tax withholding from wages or as employee contributions under the Federal Insurance Contributions Act or any other state or federal laws. Lightsey shall be solely responsible for the payment of any federal, state or local income or payroll taxes in respect of amounts paid to Lightsey hereunder and shall hold the Company, its officers, directors and employees harmless from any liability arising from Lightsey's failure to make any such payments.

      4.    Confidential Information

      4.1 It is understood that as a result of his prior services to the Business being acquired by the Company pursuant to the Asset Purchase Agreement, Lightsey has been and shall be a consultant to the Company and afforded access to confidential and/or
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proprietary information of the Company. In consideration of the Company's agreement to acquire the Business and to retain Lightsey as a consultant and to continue to make available to him information, including confidential and/or proprietary information, relating to the Company and the Business, Lightsey agrees that any nonpublic information Lightsey learns or acquires, in whatever manner and from whatever source, in the course of his involvement with the Company, whether as a consultant or otherwise, is "Confidential Information" owned solely by the Company. Confidential Information includes but is not necessarily limited to: nonpublic information and knowledge pertaining to the day to day operations of the Business, including price, cost, revenue, profit and other financial information; data and data compilations; formulas, processes, techniques, methods of doing business; computer software; research and development, including negative information; information about and listings of the Company's affiliates, officers, employees, agents and representatives, distributors, customers, vendors, competitors, and markets; and information disclosed to the Company in confidence. Confidential Information does not include information that is or that becomes generally known within the Company's line of business. Lightsey further agrees that any valuable, proprietary information that provides the Company with a competitive advantage and which the Company retains as trade secret ("Trade Secret") that Lightsey learns or acquires, in whatever manner and from whatever source, in the course of his involvement with the Company will be maintained by Lightsey in secrecy in perpetuity.

      4.2 Lightsey agrees he shall not use the Confidential Information or Trade Secrets except for the sole benefit of the Company and strictly incidental to, and solely in furtherance and within the scope of, the Consulting Agreement, that he shall not, unless required to do so by law, disclose, furnish, divulge, or otherwise directly or indirectly communicate Confidential Information or Trade Secrets to any third party without the express prior written consent of the Chief Executive Officer of the Company, and that he shall take all reasonable precautions to safeguard the Confidential Information and Trade Secrets against unauthorized use or disclosure. If reasonable doubt may exist as to whether particular information is Confidential Information or a Trade Secret subject to this Section, Lightsey shall consult with the Chief Executive Officer of the Company before making any use or disclosure of such information which may constitute a breach of this Section, and Lightsey agrees to abide by the determination of the Chief Executive Officer of the Company. Lightsey further agrees to adhere strictly to any of the Company's policies and procedures regarding the use and protection of Confidential Information.

      4.3 Lightsey agrees that all files, letters, memoranda, reports, records, data, sketches, drawings, notebooks, program listings or other written, photographic, electronic, or other tangible documents or material containing Confidential Information, whether created by Lightsey or others, either before the Company acquired the Business from Lightsey and the corporations he controls (except as specifically set forth in the Asset Purchase Agreement) or after which shall come into his custody or possession, shall be and are the exclusive property of the Company and subject to the terms of this Section 4. Lightsey shall immediately return and deliver to the Company, without making or retaining any copies or derivations, any such documents and things, as well as any
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other equipment, supplies or other documents and things owned by the Company upon either (i) a request by the Company or (ii) termination of Lightsey's status as a consultant of the Company.

      5.    Discoveries are Property of the Company

      5.1 All discoveries, developments, designs, improvements, inventions, programs, promotional or advertising materials or ideas, processes, techniques, know-how, data, formulae or other information of possible technical or commercial importance relating to the Business ("Developments") shall be the sole property of the Company. The Company shall be the sole owner of all patents, copyrights, trademarks, trade secrets and other proprietary rights arising from Developments.

      5.2 Lightsey agrees to assign and does hereby assign to the Company all Developments that are made or conceived by Lightsey alone, or with others, during the term of the Consulting Agreement. Lightsey agrees to assist the Company in every necessary way to obtain or enforce any patents, copyrights, trademarks or any proprietary rights relating to the Developments and to execute all documents necessary to give the Company full legal ownership to such Developments, and Lightsey agrees to continue this assistance after termination of the Consulting Agreement.

      5.3 During the term of the Consulting Agreement, Lightsey agrees to report all Developments developed, solely or jointly, for the purpose of determining the Company's rights in the Developments.

      5.4 Lightsey hereby designates and appoints the Company and its duly authorized officers and agents as his agents and attorneys-in-fact to execute and file any certificates, applications or documents and to do all other lawful acts necessary to protect the Company's rights in the Developments. Lightsey expressly acknowledges that the foregoing power of attorney is coupled with an interest and is therefore irrevocable and shall survive Lightsey's death or incompetency.

      6.    Termination.

      6.1 Termination with Cause. If Lightsey is convicted of a felony or any offense involving commission of an act of willful misconduct, fraud or embezzlement against the Company or any affiliate thereof, or materially breaches any material affirmative or negative covenants or undertakings hereunder, provided that the Company shall provide written notice of such breach and allow Lightsey ten business days to cure such breach, under the Asset Purchase Agreement or the Non-competition Agreement dated of even date herewith between the Company and Lightsey (the "Non-competition Agreement"), the Company may at any time by written notice to Lightsey terminate this Consulting Agreement immediately and Lightsey shall have no right to receive any compensation or benefit hereunder on and after the date of such notice.
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      6.2   Termination without Cause. Either the Company or Lightsey may terminate this Consulting Agreement at any time, with or without cause, upon written notice to the other party. If the Company terminates this Consulting Agreement pursuant to this Section 6.2, the Company shall continue to pay to Lightsey the amounts provided for in Section 3.1 on the dates on which such payments would be made had the Consulting Agreement not been so terminated. If Lightsey terminates this Consulting Agreement pursuant to this Section 6.2, Lightsey shall have no right to receive any compensation or benefit hereunder on and after the date of such notice.

      6.3 Termination on Termination of the Asset Purchase Agreement In the event that the Asset Purchase Agreement is terminated for any reason prior to the Closing Date, this Consulting Agreement shall automatically terminate and be of no force and effect and Lightsey shall have no right to receive any compensation or benefit hereunder on and after the date of such termination.

      7.    Other Provisions.

      7.1 Independent Contractor. Lightsey shall be deemed for all purposes to be an independent contractor and not an employee of the Company. Lightsey will provide services hereunder as a consultant of EdPro, as referenced in Section B of the Recitals hereto. Nothing in this Consulting Agreement shall establish an agency, partnership, joint venture or employee relationship between the Company and Lightsey, and Lightsey shall not be authorized to bind the Company contractually or otherwise in his capacity as an independent contractor.

      7.2 Notices. Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally, sent by facsimile or confirmed electronic mail, or sent by certified, registered or express mail, postage prepaid, to the parties at the following addresses, or at such other addresses as shall be specified by the parties by like notice, and shall be deemed given when so delivered personally, sent by facsimile or confirmed electronic mail, or if mailed, three days after the date of mailing, as follows:

      (i)   if to the Company, to:

            Collegiate Funding Services, LLC
            100 Riverside Parkway
            Suite 125
            Fredericksburg, Virginia 22406
            Attn: J. Barry Morrow, Chief Executive Officer
            Fax No.: (540) 374-2021

            with a copy (which shall not constitute notice) to:

            Collegiate Funding Services, LLC
            100 Riverside Parkway
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            Suite 125
            Fredericksburg, Virginia 22406
            Attn: Charles L. Terribile, Executive Vice President and General Counsel
            Fax No.: (540) 368-5959

      (ii)  if to Lightsey, to:

            Mr. Malcolm B. Lightsey
            103 St. Andrews Drive
            Jackson, Mississippi 39211

            with a copy (which shall not constitute notice) to:

            Eugene A. Simmons, Esquire
            Wells, Moore, Simmons & Hubbard, PLLC
            P.O. Box 1970
            Jackson, Mississippi 39215-1970
            Fax No.: (601) 355-5850

      (iii) if to EdPro, to:

            EdPro, LLC
            c/o Mr. Malcolm B. Lightsey
            103 St. Andrews Drive
            Jackson, Mississippi 39211

      7.3 Entire Agreement. This Consulting Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior contracts and other agreements, written or oral, with respect thereto.

      7.4 Waivers and Amendments. This Consulting Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

      7.5 Governing Law; Jurisdiction. This Consulting Agreement shall be governed by, and construed in accordance with and subject to, the laws of the Commonwealth of Virginia applicable to agreements made and to be performed entirely within such Commonwealth. No suit, action or proceeding with respect to this Consulting Agreement may be brought in any court or before any similar authority other than (i) a federal court located in the Commonwealth of Virginia or (ii) if no such court has
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jurisdiction over any such suit, action or proceeding, any other court of competent jurisdiction in the Commonwealth of Virginia. Each of the Parties submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding arising out of or relating to this Consulting Agreement and agrees that all claims in respect of the suit, action or proceeding may be heard and determined in any such court. Each Party also agrees not to bring any action or proceeding arising out of or relating to this Consulting Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any suit, action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto.

      7.6 Binding Effect; Benefit. This Consulting Agreement shall inure to the benefit of and be binding upon the parties hereto and any successors and assigns permitted by Section 7.7 hereof. Nothing in this Consulting Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Consulting Agreement.

      7.7 Assignment. Neither the Company nor Lightsey may assign this Consulting Agreement, or his or its respective rights and obligations hereunder, without the consent of the other; provided, however, that (a) the Company may assign this Consulting Agreement and its rights, together with its obligations, hereunder in connection with any sale, transfer or other disposition of all or substantially all of its assets or business, whether by merger, consolidation or otherwise (provided that the assignee agrees to undertake the obligations of the Company hereunder) and (b) the Company may assign its rights hereunder to any person whom the Company may assign its rights (or otherwise acquire the Acquired Assets) under the Asset Purchase Agreement.

      7.8 Survival. Without limiting any other provision of this Agreement, Lightsey's obligations pursuant to Sections 4 and 5 of this Consulting Agreement shall be obligations of each of Lightsey individually and EdPro and shall survive any termination of this Consulting Agreement without limitation in duration.

      7.9 Counterparts. This Consulting Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

      7.10 Headings. The headings in this Consulting Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Consulting Agreement.

                            [Signature Pages Follow]
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      IN WITNESS WHEREOF, the parties have executed this Consulting Agreement as of the date first above written.

                                       COLLEGIATE FUNDING SERVICES, LLC

                                       By:  /s/ J. Barry Morrow
                                            ---------------------------
                                            Name: J. Barry Morrow
                                            Title: President
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      IN WITNESS WHEREOF, the parties have executed this Consulting Agreement as of the date first above written.

                                       By:  /s/ Malcolm B. Lightsey
                                            ---------------------------
                                            MALCOLM B. LIGHTSEY, Individually

                                       EDPRO, LLC

                                       By:  /s/ Malcolm B. Lightsey
                                            ---------------------------
                                            Malcolm B. Lightsey, its sole member